FOR IMMEDIATE RELEASE

                                                               INVESTOR CONTACT:
                                                                   Marc S. Simon
                                                         Chief Financial Officer
                                                                  (847) 374-4980

                                                                  MEDIA CONTACT:
                                                               Kevin R. Petschow
                                              Director, Corporate Communications
                                                                  (847) 374-1964

                       APAC UPDATES BUSINESS EXPECTATIONS
                              AND GROWTH PROSPECTS

     (Deerfield, Ill. -- September 9, 1997) -- APAC TeleServices, Inc. (NASDAQ symbol: APAC), a leading provider of outsourced customer service and sales, commented today on its near- and long-term business expectations. Although the third and fourth quarters of 1997 are expected to result in reduced revenue and earnings, the company's prospects for growth in 1998 and beyond remain very strong.

     The effects of a labor strike within a large APAC client, coupled with tactical marketing changes by other clients are expected to reduce revenue in the third quarter of 1997 to approximately $78 million to $80 million, and in the fourth quarter to approximately $85 million to $90 million. These events, coupled with acquisition related charges and start up expenses for anticipated large-scale service ramp-ups for new clients, are expected to lower APAC's earnings per share to approximately $0.04 to $0.06 in the third quarter of 1997 and $0.06 to $0.08 in the fourth quarter of 1997. For the full year 1997, APAC expects revenue growth of approximately 25%. Separately, the company announced major new business awarded under a letter of intent, that once under contract, is expected to contribute significantly to growth in 1998.

     Looking ahead, the company identified factors expected to drive its growth in 1998. "First, as we have absorbed the tremendous growth in 1996 and 1997, we have emerged with a very strong track record of service, quality and results," said Theodore G. Schwartz, APAC's Chairman and CEO. "For this, we recognize and appreciate the tireless and highly effective efforts of the women and men of APAC. Current and prospective clients, which include some of the best managed companies in the nation, recognize and value our operational excellence. Superior performance is obviously a key differentiator in the market place and key to growth among existing and new clients. Second, we have significantly revamped our marketing and business development efforts to accelerate growth outside of existing clients. That focus has already resulted in significant new business as well as a very strong pipeline. Finally, we have made significant investment in technology and in our acquisition of Paragren Technologies, which will further fuel our success and enhance our leadership position through flexibility, customization and significant value added to our clients' businesses".

     APAC, headquartered in the Chicago suburb of Deerfield, Ill., operates 70 customer contact centers and has more than 14,000 employees in 14 states.

     APAC optimizes the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. Clients include some of the best-managed, most highly respected corporations in America. These companies represent a wide range of industries including business and consumer products, financial services, insurance, parcel delivery, retail, technology, telecommunications and utilities.

     APAC is ranked as the nation's largest provider of inbound and third largest provider of outbound teleservices. The company's Web site address is www.apacteleservices.com.

     In August, APAC acquired through merger Paragren Technologies, Inc., specialists in software-based marketing to optimize customer relationships. Paragren solutions enable corporate marketing professionals to perform on-line exploratory analysis, descriptive and predictive modeling, promotion planning, detailed customer segmentation, and campaign execution and evaluation. The company is based in Reston, Va. Paragren's Web site address is www.paragren.com.

     Statements contained herein regarding APAC's expected growth, prospective business opportunities and future expansion plans are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements: There can be no assurance that APAC will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain its profitability. There also can be no assurance that APAC can build-out facilities in a timely and economic manner. In the future, APAC may experience excess peak period capacity when it opens a new call center or terminates or completes a large client program. APAC's agreements with its clients generally do not assure that APAC will generate a specific level of revenue, do not designate APAC as the client's exclusive service provider, and are terminable by the clients on relatively short notice. In addition, the amount of revenues APAC generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. Readers are encouraged to review the Risk Factors section of APAC's most recent Prospectus dated November 4, 1996, and Form 10K filed March 28, 1997, which describe other important factors that may impact APAC's business, results of operations and financial condition.

                                    #   #   #